As filed with the Securities and Exchange Commission on October 29, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Bioventus Inc.

(Exact name of registrant as specified in its charter)

Delaware	81-0980861
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

4721 Emperor Boulevard, Suite 100

Durham, North Carolina 27703

Telephone: (919) 474-6700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Misonix, Inc. 2017 Equity Incentive Plan, as amended

Misonix, Inc. 2014 Employee Equity Incentive Plan, as amended

Misonix, Inc. 2012 Non-Employee Director Stock Option Plan, as amended

Misonix, Inc. 2012 Employee Equity Incentive Plan, as amended

Misonix, Inc. 2009 Non-Employee Director Stock Option Plan, as amended

Misonix, Inc. 2009 Employee Equity Incentive Plan, as amended

Misonix, Inc. 2005 Employee Equity Incentive Plan, as amended

(Full title of the plans)

Kenneth M. Reali

Chief Executive Officer

Bioventus Inc.

4721 Emperor Boulevard, Suite 100

Durham, North Carolina 27703

(919) 474-6700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Wesley C. Holmes, Esq.

Mark M. Bekheit, Esq.

Latham & Watkins LLP

200 Clarendon Street

Boston, Massachusetts 02116

Telephone: (212) 906-1200

Fax: (212) 751-4864

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Class A common stock, par value $0.001 per share
Misonix, Inc. 2017 Equity Incentive Plan, as amended	2,362,453 (2)	$14.98 (3)	$35,389,545.94	$3,280.61
Misonix, Inc. 2014 Employee Equity Incentive Plan, as amended	441,539 (4)	$14.98 (3)	$6,614,254.22	$613.14
Misonix, Inc. 2012 Non-Employee Director Stock Option Plan, as amended	45,813 (5)	$14.98 (3)	$686,278.74	$63.62
Misonix, Inc. 2012 Employee Equity Incentive Plan, as amended	486,483 (6)	$14.98 (3)	$7,287,515.34	$675.55
Misonix, Inc. 2009 Non-Employee Director Stock Option Plan, as amended	6,544 (7)	$14.98 (3)	$98,029.12	$9.09
Misonix, Inc. 2009 Employee Equity Incentive Plan, as amended	122,940 (8)	$14.98 (3)	$1,841,641.20	$170.72
Misonix, Inc. 2005 Employee Equity Incentive Plan, as amended	1,745 (9)	$14.98 (3)	$26,140.10	$2.42

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Class A common stock, par value $0.001 per share (“Class A common stock”), of Bioventus Inc. (the “Company”) that become issuable under the Company’s Misonix, Inc. 2017 Equity Incentive Plan, as amended (the “Misonix 2017 Plan”), Misonix, Inc. 2014 Employee Equity Incentive Plan, as amended (the “Misonix 2014 Plan”), Misonix, Inc. 2012 Non-Employee Director Stock Option Plan, as amended (the “Misonix 2012 Director Plan”), Misonix, Inc. 2012 Employee Equity Incentive Plan, as amended (the “Misonix 2012 Employee Plan”), Misonix, Inc. 2009 Non-Employee Director Stock Option Plan, as amended (the “Misonix 2009 Director Plan”), the Misonix, Inc. 2009 Employee Equity Incentive Plan, as amended (the “Misonix 2009 Employee Plan”), and the Misonix, Inc. 2005 Employee Equity Incentive Plan, as amended (the “Misonix 2005 Employee Plan”, and together with the Misonix 2009 Director Plan, the Misonix 2009 Director Plan, the Misonix 2012 Employee Plan, the Misonix 2012 Director Plan, the Misonix 2014 Plan and the Misonix 2017 Plan, the “Misonix Plans”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Class A common stock.

(2)	Represents 2,362,453 shares of Class A common stock subject to outstanding awards under the Misonix 2017 Plan.
(3)

Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act, and based upon the average of the high and low prices of the Company’s shares of Common Stock as reported on The Nasdaq Stock Market LLC on October 27, 2021, which date is within five business days prior to the filing of this Registration Statement.

(4)	Represents 441,539 shares of Class A common stock subject to outstanding awards under the Misonix 2014 Plan.
(5)	Represents 45,813 shares of Class A common stock subject to outstanding awards under the Misonix 2012 Director Plan.
(6)	Represents 486,483 shares of Class A common stock subject to outstanding awards under the Misonix 2012 Employee Plan.
(7)	Represents 6,544 shares of Class A common stock subject to outstanding awards under the Misonix 2009 Director Plan.
(8)	Represents 122,940 shares of Class A common stock subject to outstanding awards under the Misonix 2009 Employee Plan.
(9)	Represents 1,745 shares of Class A common stock subject to outstanding awards under the Misonix 2005 Employee Plan.

Explanatory Note

On July 29, 2021, the Company, Oyster Merger Sub I, Inc., a Delaware corporation, and a direct, wholly owned subsidiary of the Company (“Merger Sub I”), Oyster Merger Sub II, LLC, a Delaware limited liability company, and a direct, wholly owned subsidiary of the Company (“Merger Sub II”) and Misonix, Inc., a Delaware corporation (“Misonix”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the Merger Agreement, and subject to the satisfaction or waiver of the conditions specified therein, Merger Sub I agreed to be merged with and into Misonix, with Misonix surviving as a wholly owned subsidiary of the Company (the “First Merger”) and following the First Merger, Misonix agreed to be merged with and into Merger Sub II, with Merger Sub II surviving as Misonix, LLC (the “Second Merger” and together with the First Merger, the “Mergers”). In connection with the Merger, the Company also agreed to assume the Misonix Plans upon the First Merger. On October 29, 2021, the Mergers were consummated.

At the effective time of the First Merger (the “Effective Time”), certain outstanding equity awards granted pursuant to the Misonix Plans that were outstanding immediately prior to the Effective Time were assumed by the Registrant and converted into awards covering shares of the Company’s Class A common stock (such assumed awards, the “Assumed Awards”). Each Assumed Award will be subject to substantially the same terms and conditions as applied to the underlying award agreement immediately prior to the Effective Time, except that the number of shares of Common Stock subject to each Assumed Award will be adjusted in accordance with the terms of the Merger Agreement. This Registration Statement on Form S-8 registers an aggregate of 3,467,517 shares of the Company’s common stock that may be issued pursuant to such Assumed Awards.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

Not required to be filed with this Registration Statement.

Item 2. Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed or to be filed (other than portions of those documents furnished or otherwise not deemed filed) by the Company with the Securities and Exchange Commission (the “Commission”) are incorporated into this Registration Statement by reference, as of their respective dates:

1.	the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Commission on March 26, 2021;

2.	the Company’s Quarterly Report on Form 10-Q for the quarter ended April 3, 2021, filed with the Commission on May 13, 2021;

3.	the Company’s Quarterly Report on Form 10-Q for the quarter ended July 3, 2021, filed with the Commission on August 11, 2021;

4.	the Company’s Current Report on Form 8-K, filed with the Commission on February 17, 2021;

5.	the Company’s Current Report on Form 8-K, filed with the Commission on March 31, 2021 (except for Item 7.01 and the exhibits furnished on Item 9.01 that relate to Item 7.01);

6.	the Company’s Current Report on Form 8-K, filed with the Commission on July 14, 2021;

7.	the Company’s Current Report on Form 8-K, filed with the Commission on July 29, 2021;

8.	the Company’s Current Report on Form 8-K, filed with the Commission on August 25, 2021;

9.	the Company’s Current Report on Form 8-K, filed with the Commission on August 30, 2021;

10.	the Company’s Current Report on Form 8-K, filed with the Commission on October 18, 2021;

11.	the Company’s Current Report on Form 8-K, filed with the Commission on October 26, 2021 (except for Item 7.01 and the exhibit furnished on Item 9.01 that relates to Item 7.01);

12.

the description of the Company’s Class A common stock contained in the Company’s Registration Statement on Form 8-A filed with the Commission on February 11, 2021 (File No. 001-37844) under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities then remaining unsold shall be deregistered, shall be deemed to be incorporated by reference in the Registration Statement and to be a part thereof from the date of the filing of such documents.

For purposes of this Registration Statement and the related prospectus, any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in a subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or replaces such statement. Any statement so modified shall not be deemed in its unmodified form to constitute part of this Registration Statement or the related prospectus.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law of the State of Delaware (“DGCL”) permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our amended and restated certificate of incorporation provides that none of our directors shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The Company’s amended and restated bylaws provide that the Company shall indemnify and hold harmless, to the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, any current or former director or officer of the Company who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Company or, while serving as a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity (a “covered person”), including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees, judgments, fines ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred by such person in connection with any such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in the Company’s amended and restated bylaws, the Company shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized in the specific case by the Board. Expenses must be advanced to a covered person under certain circumstances.

We have entered into indemnification agreements with each of our directors and executive officers. These indemnification agreements may require us, among other things, to indemnify our directors and executive officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of the Company arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit Index

4.1	Form of Amended and Restated Certificate of Incorporation of Bioventus Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement (File No. 333-252238), filed on February 4, 2021 with the Commission), to be effective upon the completion of the initial public offering

4.2	Form of Amended and Restated Bylaws of Bioventus Inc. (incorporated by reference to Exhibit 3.4 to the Registrant’s Registration Statement (File No. 333-252238), filed on February 4, 2021 with the Commission), to be effective upon completion of the initial public offering

5.1*	Opinion of Latham & Watkins LLP

23.1*	Consent of Grant Thornton LLP, independent registered public accounting firm of Bioventus Inc.

23.2*	Consent of Grant Thornton LLP, independent registered public accounting firm of Bioventus LLC.

23.3*	Consent of PricewaterhouseCoopers LLP

23.4*	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on the signature page hereto)

99.1*	Misonix, Inc. 2017 Equity Incentive Plan, as amended

99.2*	Misonix, Inc. 2014 Employee Equity Incentive Plan, as amended

99.3*	Misonix, Inc. 2012 Non-Employee Director Stock Option Plan, as amended

99.4*	Misonix, Inc. 2012 Employee Equity Incentive Plan, as amended

99.5*	Misonix, Inc. 2009 Non-Employee Director Stock Option Plan, as amended

99.6*	Misonix, Inc. 2009 Employee Equity Incentive Plan, as amended

99.7*	Misonix, Inc. 2005 Employee Equity Incentive Plan, as amended

*	Filed herewith.

Item 9. Undertakings.

A. The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in the post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Durham, state of North Carolina, on October 29, 2021.

BIOVENTUS INC.

By	/s/ Kenneth M. Reali
Kenneth M. Reali
Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints Registrant’s Chief Executive Officer (currently Kenneth M. Reali) as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent, or such person’s substitute or substitutes, lawfully may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kenneth M. Reali Kenneth M. Reali	Chief Executive Officer and Director (Principal Executive Officer)	October 29, 2021

/s/ Gregory O. Anglum Gregory O. Anglum	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 29, 2021

/s/ William A. Hawkins III William A. Hawkins III	Chair	October 29, 2021

/s/ Pat Beyer Pat Beyer	Director	October 29, 2021

/s/ Philip G. Cowdy Philip G. Cowdy	Director	October 29, 2021

/s/ Mary Kay Ladone Mary Kay Ladone	Director	October 29, 2021

/s/ Guido J. Neels Guido J. Neels	Director	October 29, 2021

/s/ Guy P. Nohra Guy P. Nohra	Director	October 29, 2021

/s/ David J. Parker David J. Parker	Director	October 29, 2021

/s/ Susan M. Stalnecker Susan M. Stalnecker	Director	October 29, 2021

/s/ Martin P. Sutter Martin P. Sutter	Director	October 29, 2021

/s/ Stavros Vizirgianakis Stavros Vizirgianakis	Director	October 29, 2021